FOR IMMEDIATE RELEASE

CONTACT:   James River Coal Company
    Elizabeth M. Cook
    Director of Investor Relations
    (804) 780-3000

JAMES RIVER COAL COMPANY REPORTS
FIRST QUARTER 2009 OPERATING RESULTS

▪         Earnings per Share of $1.03 Compared with Loss per Share of ($0.78) in Q-1 2008

▪         Adjusted EBITDA of $53.2 Million Compared with $7.7 Million in Q-1 2008

▪	As a Result of New Contracts Signed in 2008, CAPP Average Sales Price of $90.91 per ton Compared with $52.56 per ton in Q-1 2008

▪	Amended Existing CAPP Utility Contract and Priced an Additional 1,500,000 Tons of CAPP Utility Coal at $70.00 per ton

▪	Continuing to Adjust Coal Production to Soft Market Conditions

▪         Conference Call Slides Posted to Company Website

RICHMOND, VA, May 1, 2009 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had net income of $28.2 million or $1.03 per fully diluted share for the first quarter of 2009.  This is compared to a net loss of $16.7 million or $.78 per fully diluted share for the first quarter of 2008.

Peter T. Socha, Chairman and Chief Executive Officer commented: “This was an excellent quarter for James River Coal Company.  We have begun shipping on the new sales contracts that we signed in 2008.  In the operations area, the mines had a very good quarter in both CAPP and the Illinois Basin.  In the contracting area, we worked with one of our long-time utility customers to amend an existing contract to address important needs of both parties.  In the transportation area, we were very pleased with our train service this quarter.  We had a great start to 2009.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 (in 000’s except per ton amounts).

Total Results	Three Months Ended March 31,
	2009		2008
	Total	Per Ton	Total	Per Ton

Company and contractor production (tons)	2,866		2,802
Coal purchased from other sources (tons)	37		133
Total coal available to ship (tons)	2,902		2,935

Coal shipments (tons)	2,631		2,922
Coal sales revenue	$192,121	73.02	$138,188	47.29
Cost of coal sold	132,707	50.44	125,730	43.03
Depreciation, depletion, & amortization	14,473	5.50	17,290	5.92
Gross profit (loss)	44,941	17.08	(4,832)	(1.65)
Selling, general & administrative	9,287	3.53	7,334	2.51

Adjusted EBITDA (1)	$53,194	20.22	$7,655	2.62

(1)
Adjusted EBITDA is defined under "Reconciliation of Non-GAAP Measures" in this release.  Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities.

Segment Results	Three Months Ended March 31,
	2009		2008

	CAPP	Midwest	CAPP	Midwest

Company and contractor production (tons)	2,041	825	2,087	715
Coal purchased from other sources (tons)	37	-	133	-
Total coal available to ship (tons)	2,077	825	2,220	715

Coal shipments (tons)	1,844	787	2,197	725
Coal sales revenue	$167,635	24,486	$115,479	22,709
Average sales price per ton	90.91	31.11	52.56	31.32

Cost of coal sold	$111,484	21,223	$104,110	21,620
Cost of coal sold per ton	60.46	26.97	47.39	29.82

Cost Bridge	Q-4 2008 vs. Q-1 2009

	CAPP	Midwest

Beginning cash costs (Q-4 2008)	$56.15	28.59
Royalties and sales related costs	4.23	-
Variable costs (diesel, explosives, etc.)	-	(1.07)
Other	0.08	(0.55)
Ending cash costs (Q-1 2009)	$60.46	26.97

C.K. Lane, Senior Vice President and Chief Operating Officer commented: “Both our CAPP and Midwest operations had an excellent quarter.  The first quarter safety results continue to be very positive.  The tight labor market continues to improve.  We are seeing both an increase in experienced applicants and reduced turnover.  I am very pleased with both our CAPP and Midwest cash costs.”

Mr. Lane continued: “In response to the weak coal markets, we are continuing to adjust our production through small changes to our work schedules for the remainder of 2009. Our strong contract position for the next several years and flexible mine operations give us the option to decline low-priced offers and wait for the market to properly reflect our costs and the value of our coal.”

LIQUIDITY

As of March 31, 2009, the Company had available liquidity of $25.8 million calculated as follows (in millions):

Cash and Cash Equivalents	$9.8
Availability under the Revolver	35.0
Drawn under the Revolver	(9.0)
Minimum Liquidity Reserve (1)	(10.0)

Available Liquidity	$25.8

(1)
In accordance with our Loan Facilities the Minimum Liquidity Reserve of $10.0 million will no longer apply when the Company's Adjusted EBITDA exceeds $75.0 million  for any twelve month period ended on the last day of the quarter.

As of March 31, 2009 the Company’s actual twelve month Adjusted EBITDA was $63.1 million compared to the covenant requirement of $54.1 million.  The Company was in compliance with all of the covenants in its senior secured credit facilities as of March 31, 2009.

SALES POSITION AND MARKET COMMENTS

As of April 30, 2009, we had the following agreements to ship coal at a fixed and known price (in 000’s except per ton amounts):

	2009 Priced (1)
	As of February 26, 2009		As of April 30, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP (3)	6,630	$93.45	6,655	$89.34	(700)	$108.31
					700	$70.00
					25	$70.26
Midwest (2)	3,561	$34.27	3,561	$34.27

	2010 Priced
	As of February 26, 2009		As of April 30, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP (3)	3,800	$108.42	4,600	$101.74	800	$70.00
Midwest (2)	813	$43.61	813	$43.61

	2011 Priced
	As of February 26, 2009		As of April 30, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton	Tons	Avg Price Per Ton
CAPP(3)	2,000	$125.00	2,350	$122.51	350	$108.31

	2012 Priced
	As of February 26, 2009		As of April 30, 2009		Change
	Tons	Avg Price Per Ton	Tons	Avg Price PerTon	Tons	Avg Price Per Ton
CAPP (3)			350	$108.31	350	$108.31

(1)	2009 includes all tons that have been shipped and tons with agreements for fixed prices for the remainder of the year, including carryover tons.
(2)	The prices for the Midwest in years 2009 and 2010 are minimum base price amounts adjusted for projected fuel escalators.
(3)	Change due to contract amendment

Mr. Socha continued: “We had very limited activity in our sales and contracting area this quarter.  Both utilities and coal companies have continued to struggle with dramatic changes in the world economy and energy markets.  We expect these struggles to continue for the remainder of 2009 and well into 2010.

As previously discussed, we completed a contract amendment with a long-time domestic utility customer.  We are both very satisfied with the result of these discussions and the strength of our continued relationship.”

GUIDANCE

In accordance with our past practice, James River Coal Company will update guidance in the second quarter earnings release.

CONFERENCE CALL, WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss the first quarter earnings on May 1, 2009 at 11:00 a.m. Eastern Time.  The conference call can be accessed by dialing 877-741-4253, or through the James River Coal Company website at http://www.jamesrivercoal.com.  International callers, please dial 719-325-4842.  A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers.  International callers, please dial 719-457-0820: pass code 5840159.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversity our operations; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$9,769	3,324
Receivables:
Trade	51,368	33,086
Other	207	475
Total receivables	51,575	33,561
Inventories:
Coal	22,607	6,847
Materials and supplies	10,392	9,581
Total inventories	32,999	16,428
Prepaid royalties	4,318	2,803
Other current assets	2,646	5,094
Total current assets	101,307	61,210
Property, plant, and equipment, at cost:
Land	7,114	6,693
Mineral rights	230,686	229,841
Buildings, machinery and equipment	330,278	320,982
Mine development costs	41,579	39,596
Total property, plant, and equipment	609,657	597,112
Less accumulated depreciation, depletion, and amortization	268,516	252,264
Property, plant and equipment, net	341,141	344,848
Goodwill	26,492	26,492
Other assets	27,832	30,996
Total assets	$496,772	463,546

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt	$9,000	18,000
Accounts payable	58,989	57,068
Accrued salaries, wages, and employee benefits	9,132	6,642
Workers' compensation benefits	9,300	9,300
Black lung benefits	1,539	1,539
Accrued taxes	9,536	4,457
Other current liabilities	19,511	19,165
Total current liabilities	117,007	116,171
Long-term debt, less current maturities	150,000	150,000
Other liabilities:
Noncurrent portion of workers' compensation benefits	47,504	46,477
Noncurrent portion of black lung benefits	29,621	29,029
Pension obligations	19,827	19,693
Asset retirement obligations	36,916	36,409
Other	572	529
Total other liabilities	134,440	132,137
Total liabilities	401,447	398,308

Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 27,393,493 and 27,393,493 shares as of March 31, 2009 and December 31, 2008, respectively	274	274
Paid-in-capital	273,880	272,366
Accumulated deficit	(159,541)	(187,712)
Accumulated other comprehensive loss	(19,288)	(19,690)
Total shareholders' equity	95,325	65,238

Total liabilities and shareholders' equity	$496,772	463,546

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Revenues	$192,121	138,188
Cost of sales:
Cost of coal sold	132,707	125,730
Depreciation, depletion and amortization	14,473	17,290
Total cost of sales	147,180	143,020
Gross profit (loss)	44,941	(4,832)
Selling, general and administrative expenses	9,287	7,334
Total operating income (loss)	35,654	(12,166)
Interest expense	4,053	4,889
Interest income	(25)	(88)
Miscellaneous income, net	(54)	(279)
Total other expense, net	3,974	4,522
Income (loss) before income taxes	31,680	(16,688)
Income tax expense	3,509	-
Net Income (loss)	$28,171	(16,688)
Earnings (loss) per common share
Basic earnings (loss) per common share	$1.03	(0.78)
Diluted earnings (loss) per common share	$1.03	(0.78)

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in several of the covenants in our senior secured credit facilities.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net income (loss)	$28,171	(16,688)
Income tax expense	3,509	-
Interest expense	4,053	4,889
Interest income	(25)	(88)
Depreciation, depletion, and amortization	14,473	17,290
EBITDA (before adjustments)	$50,181	5,403
Other adjustments specified in our current debt agreement:
Other adjustments	3,013	2,252
Adjusted EBITDA	$53,194	7,655